Exhibit 8.2

90 Park Avenue
New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: +1 212 210 9549	Email: heather.ripley@alston.com

December 17, 2025

MidWestOne Financial Group, Inc.

102 South Clinton Street

Iowa City, Iowa 52240

Re:	Tax Opinion – Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and MidWestOne Financial Group, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger dated as of October 23, 2025 (the “Agreement”), by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”). Pursuant to the Agreement, at the Effective Time, MOFG shall merge with and into NIC (“Merger”) with NIC as the surviving corporation in the Merger. This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy/prospectus included therewith, as amended (the “Registration Statement”), filed by NIC with the Securities and Exchange Commission (the “SEC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the MOFG Tax Certificate and NIC Tax Certificate, dated as of the date hereof and delivered pursuant to Section 6.19 of the Agreement; and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, the MOFG Tax Certificate or NIC Tax Certificate, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effectuated in accordance with the Agreement, without the waiver of any conditions to any party’s obligations under the Agreement to consummate the Merger; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by MOFG in the MOFG Tax Certificate and by NIC in the NIC Tax Certificate are true, correct, and complete and will be true, correct, and complete at the Effective Time; and (iv) any representations by MOFG and NIC in the Agreement, Registration Statement, or, respectively, the MOFG Tax Certificate or NIC Tax Certificate that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, in each case without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com

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Tax Opinion – Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and MidWestOne Financial Group, Inc.

[December __, 2025]

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether U.S. federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of MOFG, and no other party or entity is entitled to rely on this opinion without our express written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Heather M. Ripley